Exhibit h.1.a

AMENDED AND RESTATED FUND SERVICES

AGREEMENT

between

EQUINOX FUNDS TRUST

and

INDEX

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS	1

2.	DUTIES OF GFS	2

3.	FEES AND EXPENSES	3

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	4

5.	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY	6

6.	REPRESENTATIONS AND WARRANTIES	7

7.	CONFIDENTIALITY	8

8.	PROPRIETARY INFORMATION	9

9.	ADDITIONAL FUNDS AND CLASSES	10

10.	ASSIGNMENT AND SUBCONTRACTING	10

11.	TERM AND TERMINATION	10

12.	MISCELLANEOUS	11

ATTACHED APPENDICES

    APPENDIX I

    APPENDIX II

    APPENDIX III

    APPENDIX IV

EQUINOX FUNDS TRUST

AMENDED AND RESTATED FUND SERVICES AGREEMENT

THIS AMENDED AND RESTATED FUND SERVICES AGREEMENT (this “Agreement”) dated the 1st day of July, 2017 (the “Effective Date”), is entered into by and between EQUINOX FUNDS TRUST, a Delaware statutory trust having its principal executive office at 17605 Wright Street, Omaha, Nebraska 68130 (the “Trust”) and GEMINI FUND SERVICES, LLC, a Nebraska limited liability company having its principal office and place of business at 17605 Wright Street, Omaha, Nebraska 68130 (“GFS”).

WHEREAS, the Trust is an investment company registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Trust is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in the series as set forth on Appendix IV attached hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 10, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, Equinox Institutional Asset Management, LP (“EIAM”) is a registered investment adviser with the SEC under the Investment Advisers Act of 1940, as amended, and serves as the investment adviser to the Funds; and

WHEREAS, the Trust desires that GFS perform the services selected on Appendix IV (collectively the “Services”) for the Funds and GFS is willing to provide those services on the terms and conditions set forth in this Agreement; and

WHEREAS, the Trust and GFS have entered into a Fund Services Agreement dated December 30, 2010, as amended or supplemented from time to time (the “Original Agreement”); and

WHEREAS, the Trust and GFS wish to amend and restate the Original Agreement in its entirety with this Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Trust and GFS hereby agree as follows:

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)

The Trust, on behalf of each Fund, hereby appoints GFS to provide the Services to the Trust and the Funds for the period and on the terms set forth in this Agreement. GFS accepts such appointment and agrees to furnish the Services in return for the compensation as provided in Section 3 and Appendix IV of this Agreement.

(b)	In connection therewith, the Trust has delivered to GFS copies of:

(i)	the Trust’s Agreement and Declaration of Trust and Bylaws (collectively, the “Organizational Documents”);

(ii)

the Trust’s Registration Statement and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act (the “Registration Statement”);

(iii)	the Trust’s notification of registration under the Investment Company Act on Form N-8A as filed with the SEC;

(iv)	the current prospectus and statement of additional information for each Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”);

(v)	if applicable, each Fund’s current plan of distribution adopted by the Trust under Rule 12b-1 under the Investment Company Act (the “Plan”);

(vi)	each Fund’s investment advisory agreement;

(vii)	each Fund’s underwriting agreement;

(viii)

contact information for each Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent, independent auditors, legal counsel, underwriter and chief compliance officer; and

(ix)	procedures adopted by the Trust in accordance with Rule 17a-7 under the Investment Company Act with respect to affiliated transactions.

(c)

The Trust shall promptly furnish GFS with all amendments of or supplements to the items listed in Section 1(b) above, and shall deliver to GFS a copy of the resolutions of the Board of Trustees of the Trust (the “Board”) appointing GFS and authorizing the execution and delivery of this Agreement.

2.	DUTIES OF GFS

GFS’s duties with respect to the Services are detailed in Appendices I, II and III to this Agreement.

(a)

In order for GFS to perform the Services, the Trust (i) shall cause all third party service providers to the Trust or Funds to furnish or make available any and all information reasonably requested by GFS and reasonably assist GFS as GFS may require and (ii) shall use reasonable efforts to facilitate GFS access to all records and documents maintained by the Trust and the Funds or any service provider to the Trust or the Funds that are specifically requested by GFS in connection with its provision of the Services.

(b)

GFS shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(c)

Whenever, in the course of performing its duties under this Agreement, GFS determines, on the basis of information supplied to GFS by the Trust, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, GFS shall promptly notify the Trust’s chief compliance officer and its legal counsel of such violation.

3.	FEES AND EXPENSES

(a)

Fees.  As compensation for the Services provided by GFS to the Trust pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to pay GFS the fees set forth in Appendix IV attached hereto. Fees will begin to accrue for each Fund on the latter of the Effective Date or the date GFS begins providing services to such Fund. Annual fees will be invoiced monthly at the rate of 1/12th per month. For the purpose of determining fees calculated as a function of a Fund’s net assets, the value of the Fund’s net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. GFS will render, after the close of each month in which the Services have been furnished, a statement reflecting all of the charges for such month together with any unpaid charges from prior months. Services provided for partial months shall be subject to pro ration.

(b)

Expenses.  In addition to the fees paid under Section 3(a), the Trust agrees to reimburse GFS for all reasonable and documented out-of-pocket expenses or advances incurred by GFS in performing the Services, as well as for any out-of-pocket expenses incurred by GFS at the request or with the consent of the Trust. For the avoidance of doubt, and except as otherwise provided for herein, the Trust, and not GFS, shall be responsible for organizational costs and costs of maintaining the Trust’s existence, brokerage fees and commissions, compensation and expenses of the Trust’s trustees and other employees, legal, accounting and audit expenses, insurance premiums, management, advisory, sub-advisory, expenses (including clerical expenses) incident to the issuance, cancellation, repurchase or redemption of Shares, fees and expenses incident to the registration or qualification of the Shares under applicable securities laws, costs (including printing and mailing costs) of preparing and distributing the Prospectus, registration statement, reports, notices and proxy material, if any, to shareholders of Shares, all expenses incidental to holding annual or other meetings, if any, and extraordinary expenses as may arise, including litigation affecting the Trust and legal obligations relating thereto.

Notwithstanding any of the above, the Trust shall not and does not agree to reimburse GFS for any expenses to the extent such expenses are incurred due to GFS’s negligence, fraud, bad faith, willful misconduct, reckless disregard for its duties under this Agreement, breach of applicable laws or breach of this Agreement.

(c)

Fee Changes.  Subject to the mutual agreement of the Trust and GFS, Appendix IV attached hereto may be amended from time to time, but no more frequently than once annually, to adjust the compensation payable by the Trust to GFS.

(d)	Due Date. All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within thirty (30)

days of receipt of an invoice provided by GFS. Any fees or reimbursements due hereunder and not received by its due date may be assessed interest at the maximum amount permitted by law.

(e)

Books and Records.  The accounts, books, records and other documents (the “Records”) maintained by GFS in connection with the performance of the Services shall be the property of the Funds, and shall be surrendered to the Funds, promptly upon request by the Funds in the form in which such Records have been maintained or preserved, provided that all service fees and expenses charged by GFS in the performance of its duties hereunder have been paid in accordance with the terms of this Agreement. GFS agrees to maintain a backup set of each Fund’s Records Funds (which backup set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. GFS shall assist the Funds’ independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Funds’ Records. GFS shall preserve the Records, as they are required to be maintained and preserved by Rule 31a-1 under the Investment Company Act.

(f)

Post-Engagement Audit Support Fees.  After a de-conversion, GFS may be called upon to provide support to a Fund’s service providers in connection with a Fund’s annual audit. Services provided by GFS to accommodate any request by the Fund for assistance with the Fund’s annual audit following termination of this Agreement shall be provided subject to a fee to be mutually agreed upon between the Trust and GFS; provided, however, that if any such request is made after the Fund’s termination of this Agreement for a material breach of this Agreement by GFS, the Fund shall not be obligated to compensate GFS for accommodating any such request.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)

Indemnification of GFS.  Each Fund, severally and not jointly, shall indemnify and hold GFS harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to any material breach of this Agreement by the applicable Fund or by the Trust acting on behalf of such Fund, including, without limitation, the breach of any representation or warranty made by the Trust on behalf of the applicable Fund contained in this Agreement. Each Fund, severally and not jointly, shall also indemnify and hold GFS harmless from all reasonable actions taken by GFS hereunder in good faith without negligence, willful misconduct, reckless disregard of its duties hereunder, or fraud. Notwithstanding anything in this Agreement to the contrary, in no event shall the Trust or each applicable Fund, be liable to GFS for special, incidental, indirect, consequential or exemplary damages or lost profits or loss of business arising or in connection with this Agreement whether or not such damages are foreseeable.

(b)

Indemnification of the Trust.  GFS shall indemnify and hold the Trust and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to any material breach of this Agreement by GFS, including, without limitation, the breach of any representation or warranty made by GFS contained in this Agreement, or which arise out of GFS’s lack of good faith, negligence, willful misconduct, reckless disregard of its duties hereunder, or fraud.

(c)

Reliance.  Except to the extent that GFS may be liable pursuant to Section 4(b) above, the Trust shall hold GFS harmless and GFS shall not be liable for any action taken or failure to act in reliance upon, and shall be entitled to rely upon:

(i)	advice of the Trust, its officers, independent auditors or counsel to the Trust;

(ii)	any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction;

(iii)

any written instruction signed (either electronically (i.e. received via email) or in wet signature) by an authorized person, which it receives and which it reasonably believes in good faith was provided by an authorized person or resolution of the Board, and GFS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed by GFS to have been validly executed;

(iv)

any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by GFS to be genuine and to have been signed or presented by the Trust or other proper party or parties;

(v)

any instruction, information, data, records or documents provided to GFS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by GFS and the Trust’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Trust; and

(vi)

any authorization, instruction, approval, item or set of data, or information of any kind transmitted to GFS in person or by telephone, email, facsimile or other electronic means, furnished and reasonably believed by GFS to be genuine and to have been given by the proper person or persons in connection with services provided under this Agreement. GFS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

GFS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which GFS reasonably believes to be genuine.

At any time, GFS may apply to any officer of the Trust for instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the routine services to be performed by GFS under this Agreement, and GFS and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel.

(d)	Errors of Others. GFS shall not be liable for the errors of other service providers to the Trust, except or unless any GFS action or inaction is a direct cause of the error.

(e)

Reliance on Electronic Instructions.  If the Trust has the ability to originate electronic instructions to GFS in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit shareholder information or other information, then in such event GFS shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by GFS and the Trust.

(f)

Notification of Claims.  In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the indemnitee to timely notify the indemnitor shall not relieve the indemnitor of its indemnification obligations hereunder except to the extent that the indemnitor is materially prejudiced by such failure.

(g)

Defense of Claims.  The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall (i) keep the other party full apprised at all times as to the status of the defense and (ii) in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(h)

Limitation of GFS’s Liability.  Notwithstanding any other provision of this Agreement, GFS’s maximum liability to the Trust or any Fund arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise shall not exceed the direct loss to the Trust or such Fund. IN NO EVENT SHALL GFS BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR GFS WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.

5.	LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Board and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and GFS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund(s) to which GFS’s rights or claims relate in settlement of such rights or claims, and not to the Board or the shareholders of the Trust or the Fund(s). It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the Trust property of the Trust, as provided in the Trust’s Organizational Documents.

6.	REPRESENTATIONS AND WARRANTIES

(a)	Representations of GFS. GFS represents and warrants to the Trust that:

(i)	it is a limited liability company duly organized, existing and in good standing under the laws of the state of Nebraska;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

(iv)	it will comply with any and all applicable laws in relation to the Services for the term of this Agreement;

(v)

it maintains, and will continue to maintain throughout the term of this Agreement, a disaster recovery policy and business continuity policy that are designed to enable it to recover from a disaster and continue providing the Services within the recovery time objects set forth therein and it will provide the Trust with a copy of such disaster recovery policy and business continuity policy and notify the Trust of any material changes thereto;

(vi)

it will implement and maintain a comprehensive written information security program with written policies and procedures reasonably designed to protect the confidentiality and integrity of Customer Data (as defined below) and Trust Proprietary Information (as defined below), including technical and physical safeguards reasonably designed to: (A) ensure the security of Customer Data and Trust Proprietary Information, (B) protect against anticipated threats or hazards to the security or integrity of Customer Data and Trust Proprietary Information; (C) protect against unauthorized access to or use of Customer Data or Trust Proprietary Information that would result in substantial harm or inconvenience to the Trust or any shareholder; (D) detect and respond to internal or external security breaches; and (E) ensure appropriate disposal of Customer Data and Trust Proprietary Information; and

(vii)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, and shall continue to be so registered throughout the remainder of this Agreement.

(b)	Representations of the Trust. The Trust represents and warrants to GFS that:

(i)	it is a Trust duly organized and existing and in good standing under the laws of the state of its organization;

(ii)	it is empowered under applicable laws and by its Organizational Documents to enter into and perform this Agreement;

(iii)	all proceedings required by said Organizational Documents have been taken to authorize it to enter into and perform this Agreement;

(iv)

it is an investment company registered or to-be registered under the Investment Company Act and will operate in conformance with the Investment Company Act and all rules and regulations promulgated thereunder during the term of this Agreement;

(v)

a registration statement under the Securities Act is or will be effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund(s) being offered for sale; and

(vi)

Each Fund’s Organizational Documents, Registration Statement and Prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

7.	CONFIDENTIALITY

GFS and the Trust agree that all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that GFS may:

(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(c)

release such information as permitted or required by law or approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where GFS may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”) and any applicable state laws, GFS will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from a Fund to any person that is not affiliated with the Fund or with GFS and provided that any such information disclosed to an affiliate of GFS shall be under the same limitations on non-disclosure.

Without limiting the generality of the foregoing, GFS will take, and shall cause any subcontractor, agent or affiliate to take, reasonable precautions to ensure the security of shareholder records and information, protect against any anticipated threats or hazards to the security or integrity of such records or information, and protect against unauthorized access to or use of such records or information that would result in substantial harm or inconvenience to any shareholder and will maintain reasonable procedures to detect and respond to any internal or external security breaches. GFS will monitor and review its procedures periodically and revise them, as necessary, to ensure they appropriately address any reasonably foreseeable risks.

Both parties agree to communicate sensitive information via secured communication channels (i.e., encrypted format).

8.	PROPRIETARY INFORMATION

(a)

Proprietary Information of GFS.  The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by GFS on databases under the control and ownership of GFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “GFS Proprietary Information”) of substantial value to GFS or the third party. The Trust agrees to treat all GFS Proprietary Information as proprietary to GFS and further agrees that it shall not divulge any GFS Proprietary Information to any person or organization except as may be provided under this Agreement or as may be directed by GFS or as may be duly requested by regulatory authorities.

(b)

Proprietary Information of the Trust.  GFS acknowledges that the shareholder list and all information related to shareholders furnished to GFS by the Trust or by a shareholder in connection with this Agreement (collectively, “Customer Data”) all information regarding the Trust portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, fund structures, trading strategies and all such related information (collectively, Trust Proprietary Information”) constitute proprietary information of substantial value to the Trust. GFS agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.

In the event GFS determines that a security breach has occurred, GFS will as promptly as practicable, (A) take actions to remediate such security breach and prevent future security breaches and (B) notify the Trust of such determination and, in such notification, summarize the material facts concerning the security breach and any actions already taken in response. GFS will cooperate in a timely manner in taking reasonable actions necessary to investigate, respond to, and to protect the Customer Data and other Trust Proprietary Information against further security breaches and to assist the Trust in complying with any notification requirements under applicable law. GFS agrees that unauthorized access to or disclosure of Customer Data is a material breach of this Agreement.

(c)

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 8. The obligations of this Section 8 shall survive any earlier termination of this Agreement.

9.	ADDITIONAL FUNDS AND CLASSES

Subject to the mutual agreement of the Trust and GFS, Appendix IV attached hereto may be amended from time to time to add one or more series of Shares or one or more class of Shares.

10.	ASSIGNMENT AND SUBCONTRACTING

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the prior written consent of the non-assigning party. GFS may subcontract any or all of its responsibilities pursuant to this Agreement to one or more companies, trusts, firms, individuals or associations, which may or may not be affiliated persons of GFS and which agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve GFS of its responsibilities hereunder. GFS may pay such persons for their services, but no such payment will increase fees due from the Trust hereunder.

11.	TERM AND TERMINATION

(a)

Term.  This Agreement shall remain in effect for a period of three (3) years from the Effective Date and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board. Any fee changes following the initial term shall be subject to Section 3(c) herein.

(b)

Termination.  This Agreement may be terminated with respect to the Trust and/or with respect to any Fund by the Board, by vote of a majority of the outstanding voting securities of the Trust, or by GFS at the end of the initial term or any subsequent renewal term upon not less than ninety (90) days’ advanced written notice; or upon written notice from either party of a material breach, provided that a party shall have a thirty (30) day cure period in which to remedy any claimed material breach. If the party attempting to cure any claimed material breach is unable to do so within the allotted thirty (30) day cure period, the Agreement shall automatically terminate. In the event that termination is due to GFS’s material breach of this Agreement, GFS agrees to assist in the process of de-conversion at no cost to the Trust or a Fund. Additionally, GFS may terminate this Agreement with respect to a Fund at any time following the Board’s determination to liquidate such Fund by delivering written notice to the Board setting forth the date on which such termination is to be effective. In the event of any termination of this Agreement, GFS agrees that it will cooperate in good faith and exercise commercially reasonable efforts to facilitate the smooth transition of services to a replacement service provider, if one has been selected by the Board.

(c)	Reimbursement of Expenses Incurred by GFS in Effecting Any Termination. If this Agreement is terminated with respect to a Fund or Funds for reasons other than a material breach of this Agreement by GFS, GFS shall be entitled to collect from the Fund or Funds, in addition to the compensation described under Section 3 of this Agreement, the amount of all of GFS’s reasonable labor charges and cash disbursements for services in connection with GFS’s activities in effecting such termination.

(d)	Survival of Certain Obligations. The obligations of Sections 3, 4, 7, 8, 11 and 12 shall survive any termination of this Agreement.

12.	MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)

Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written. In the event of a conflict between this Agreement and the Original Agreement, the terms of this Agreement shall prevail. By executing this agreement each of GFS and the Trust acknowledges and agrees any existing prior agreements are hereby terminated except as to those provisions which survive termination of such agreements.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)

Severability.  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)

Force Majeure.  Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

(g)

Arbitration.  Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in New York according to the Securities Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)

Third Party Beneficiary.  Equinox Institutional Asset Management, LP (“EIAM”), is an express third party beneficiary of this Agreement and shall be entitled to enforce the provisions of this Agreement as if it were a party hereto.

(j)

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the fifth Business Day following the date of mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid to the party to receive such notice, (c) if dispatched via a nationally recognized overnight courier service (delivery receipt requested) with charges paid by the dispatching party, on the later of (i) the first Business Day following the date of dispatch, or (ii) the scheduled date of delivery by such service, or (d) on the date sent by electronic mail if sent during normal business hours of the recipient during a Business Day, and otherwise on the next Business Day, if sent after normal business hours of the recipient, provided that in the case of electronic mail, each notice or other communication shall be confirmed within one Business Day by dispatch of a copy of such notice pursuant to one of the other methods described herein, at the following addresses, or such other address as a party may designate from time to time by notice in accordance with this Section.

If to the Trust:	If to GFS:

Equinox Funds Trust

c/o Equinox Institutional Asset Management, LP

Attn: Robert J. Enck, President

47 Hulfish Street, Suite 510

Princeton, NJ 08542

Email: benck@equinoxfunds.com

With a copy to:

John M. Ford, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, PA 19103

Gemini Fund Services, LLC Attn: Legal Department 17605 Wright Street, Suite 2 Omaha, NE 68130 Email: legal@thegeminicompanies.com

(k)

Safekeeping.  GFS shall establish and maintain facilities and procedures reasonably acceptable to the Trust for the safekeeping and control of records maintained by GFS under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(l)

Distinction of Funds.  Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise. In no event shall GFS have recourse with respect to any amount owed or liabilities incurred by the Trust or an applicable Fund under this Agreement, to or against any assets of any person or entity whose account is under the management of EIAM.

(m)

Representation of Signatories.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

EQUINOX FUNDS TRUST	GEMINI FUND SERVICES, LLC

By:	/s/ Robert J. Enck Robert J. Enck President	By:	/s/ Kevin Hesselbirg Kevin Hesselbirg Chief Executive Officer

APPENDIX I

Fund Accounting Services

With respect to each Fund electing Fund Accounting Services, GFS shall provide the following services subject to, and in compliance with, the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)

Timely calculate the net asset value per share with the frequency prescribed in each Fund’s then-current Prospectus, transmit the Fund’s net asset value to the Fund’s listing exchange, and communicate such net asset value to the Trust and its transfer agent;

2)

Calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Trust and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws) (the “Code”);

3)

Prepare and maintain on behalf of the Trust, books and records of each Fund, as required by Rule 31a-1 under the Investment Company Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of GFS’s Fund Accounting Services, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and GFS. Without limiting the generality of the foregoing, GFS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

a.	Cash receipts journal
b.	Cash disbursements journal
c.	Dividend record
d.	Purchase and sales - portfolio securities journals
e.	Subscription and redemption journals
f.	Security ledgers
g.	Broker ledger
h.	General ledger
i.	Daily expense accruals
j.	Daily income accruals
k.	Securities and monies borrowed or loaned and collateral therefore
l.	Foreign currency journals
m.	Trial balances

4)	Make such adjustments over such periods as the Trust’s administrator deems necessary, and communicates to GFS in writing, to reflect over-accruals or under-accruals of estimated expenses or income;

5)

Provide the Trust and, each investment adviser serving as an investment adviser for a Fund with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time;

Appendix I | Page 1

6)	Provide all raw data available from its mutual fund accounting system for the Fund’s investment adviser or the administrator to assist in preparation of the following:

a.	Semi-annual financial statements;
b.	Semi-annual form N-SAR, form NCSR, and annual tax returns;
c.	Financial data necessary to update the Trust’s Registration Statement; and
d.	Annual proxy statement.

7)

Provide facilities to accommodate an annual audit by each Fund’s independent accountants and, upon approval of the Trust, any audits or examinations conducted by the SEC or any other governmental or quasi-governmental entities with jurisdiction;

8)	Transmit to and receive from each Fund’s transfer agent appropriate data on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

9)	Periodically reconcile all appropriate data with each Fund’s custodian; and

10)

Perform such other record keeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board pursuant to mutually acceptable timelines and compensation agreements.

Fund Accounting Records.

Maintenance of and Access to Records.  GFS shall maintain records relating to its services, such as journals, ledger accounts and other records, as are required to be maintained under the Investment Company Act and, specifically, Rule 31a-1 thereunder. The books and records pertaining to the Trust that are in possession of GFS shall be the property of the Trust. The Trust, or the Trust’s authorized representatives, shall have access to such books and records at all times during GFS’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by GFS to the Trust or the Trust’s authorized representatives. In the event the Trust designates a successor that assumes any of GFS’s obligations hereunder, GFS shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by GFS under this Agreement.

Inspection of Records.  In case of any requests or demands for the inspection of the records of the Trust maintained by GFS, GFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. GFS shall abide by the Trust’s instructions for granting or denying the inspection; provided, however, that GFS may grant the inspection without instructions from the Trust if GFS is advised to disclose by its legal counsel.

All reasonable and documented out-of-pocket expenses will be billed as set forth on Appendix IV. GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Accounting Services. Any modification of the Fund Accounting Services provided by GFS as set forth in this Appendix I shall be upon the mutual agreement of the Trust and GFS.

Appendix I | Page 2

APPENDIX II

Fund Administrative Services

With respect to each Fund electing Fund Administrative Services, GFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, Bylaws, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)

Monitor the performance of administrative and professional services rendered to the Trust by others, including its custodian, transfer agent, fund accountant and dividend disbursing agent as well as legal, audit, shareholder servicing and other services performed for the Trust;

2)

Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and pursuant to advice from the Fund’s independent public accountants and Trust counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Trust, and assist the Trust, the adviser and each sub-adviser to the Trust (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Trust, as applicable;

3)	Prepare and coordinate the printing of semi-annual and annual financial statements;

4)	Prepare selected management reports for performance and compliance analyses agreed upon by the Trust and GFS from time to time;

5)

In consultation with legal counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Trust and GFS from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board;

6)

Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Trust’s independent public accountants;

7)	Review the Trust’s federal, state, and local tax returns as prepared and signed by the Trust’s independent public accountants;

8)	Prepare and maintain the Trust’s operating expense budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

9)	In consultation with legal counsel for the Trust, assist in and monitor the preparation, filing, printing and where applicable, dissemination to shareholders of the following:

a.	amendments to the Trust’s Registration Statement;
b.	periodic reports to the Trustees, shareholders and the SEC, including but not limited to annual reports and semi-annual reports;

Appendix II | Page 1

c.	notices pursuant to Rule 24f-2 (as applicable);
d.	proxy materials; and
e.	reports to the SEC on Forms N-CEN, N-CSR, N-PORT, N-23c-3 and N-PX (as applicable).

10)	Coordinate the Trust’s audits and examinations by:

a.	assisting each Fund’s independent public accountants, or, upon approval of the Trust, any regulatory body, in any requested review of a Fund’s accounts and records;
b.	providing appropriate financial schedules (as requested by a Fund’s independent public accountants or SEC examiners); and
c.	providing office facilities as may be required.

11)

Determine, after consultation with legal counsel for the Trust and the Fund’s investment adviser, the jurisdictions in which Shares of the Trust shall be registered or qualified for sale; facilitate, register, or prepare applicable notice or other filings with respect to, the Shares with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of Shares or for qualifying or continuing the qualification of the Trust shall be paid by the Trust;

12)	Monitor sales of Shares and ensure that the Shares are properly and duly registered with the SEC;

13)	Monitor the calculation of performance data for dissemination to information services covering the investment company industry, for sales literature of the Trust and other appropriate purposes;

14)

Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

15)	Prepare authorization for the payment of Trust expenses and pay, from Trust assets, all bills of the Trust;

16)	Provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

17)

Upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of GFS);

18)

For each Fund, prepare (on a daily basis) cash, asset (i.e. securities held by a fund other than those included in the brokerage reconciliations), and broker reconciliations (for the avoidance of doubt, broker reconciliations include reconciliation of derivative positions, including, without limitation, swap contracts and futures contracts) and provide copies of these reconciliations to the Advisor weekly as of Friday and as of month-end;

19)	Prepare monthly reconciliation of Advisory and 12b-1 fees and provide copies to the Adviser; Upon request, review tax distribution requirements for the Funds;

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20)

Compare security positions and profit and loss statement information to Gemini’s alternative risk team’s records daily for those Funds whose underlying strategies are accessed through managed accounts; and

21)

Perform other services, recordkeeping and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable timelines and compensation agreements.

All reasonable and documented out-of-pocket expenses will be billed as set forth on Appendix IV. GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Fund Administrative Services. Any modification of the Fund Administrative Services provided by GFS as set forth in this Appendix II shall be upon the mutual agreement of the Trust and GFS.

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APPENDIX III

Transfer Agency Services

With respect to each Fund electing Transfer Agency Services, GFS shall provide the following services subject to, and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)

Provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for investment companies including:

a.	maintaining all shareholder accounts;
b.	preparing shareholder meeting lists;
c.	preparing and certifying direct shareholder lists in conjunction with proxy solicitations;
d.	preparing periodic mailing of year-end tax and statement information;
e.	mailing shareholder reports and prospectuses to current shareholders;
f.	withholding taxes on U.S. resident and non-resident alien accounts;
g.	preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;
h.	preparing and mailing confirmation forms and statements of account to shareholders for all purchases and redemptions of Shares and other confirmable transactions in shareholder accounts; and
i.	providing account information in response to inquiries from shareholders.

2)

Receiving for acceptance, orders for the purchase of Shares, and promptly delivering payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board (the “Custodian”); or, in the case of a Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

3)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate shareholder account;

4)

Receiving for acceptance, redemption requests and redemption directions and delivering the appropriate documentation therefore to the Custodian or, in the case of Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

5)

As and when the Fund receives monies paid to it by the Custodian with respect to any redemption, paying over or cause to be paid over the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming shareholders;

6)	Effecting transfers of Shares upon receipt of appropriate instructions from shareholders;

Appendix III | Page 1

7)	Monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

8)	Preparing and transmitting to shareholders (or crediting the appropriate shareholder accounts) payments for all distributions and dividends declared by the Trust with respect to Shares of each Fund;

9)

Receiving from shareholders and/or debiting shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received and provide necessary tracking reports to the Fund’s and/or the Fund’s principal underwriter;

10)

Recording the issuance of Shares and maintaining pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares that are authorized, based upon data provided to it by the Fund, issued and outstanding; and

11)	Providing the Trust on a regular basis with each Fund’s total number of Shares that are authorized and issued and outstanding.

Issuance of Shares.

GFS, in its capacity as transfer agent, shall make original issues of Shares of each Fund in accordance with the Fund’s Prospectus, only upon receipt of:

a.	instructions requesting the issuance,
b.	a copy of a resolution of the Board authorizing the issuance,
c.	necessary funds for the payment of any original issue tax applicable to such Shares, and
d.

an opinion of the Trust’s legal counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Trust of an appropriate notice with the SEC, as required by Section 24 of the Investment Company Act or the rules thereunder. If such opinion is contingent upon a filing under Section 24 of the Investment Company Act, the Trust shall indemnify GFS for any liability arising from the failure of the Trust to comply with such section or the rules thereunder.

The responsibility of GFS for each Fund’s state registration status is solely limited to the reporting of transactions to the Trust, and GFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund, its distributor or other agent.

Transfer of Shares.

Transfers of Shares of each Fund shall be registered on the shareholder records maintained by GFS. In registering transfers of Shares, GFS may rely upon the Uniform Commercial Code as in effect in the State of Nebraska or any other statutes that, in the opinion of GFS’s legal counsel, protect GFS and the Trust from liability arising from:

a.	not requiring complete documentation;

Appendix III | Page 2

b.	registering a transfer without an adverse claim inquiry;
c.	delaying registration for purposes of such inquiry; or
d.	refusing registration whenever an adverse claim requires such refusal.

As transfer agent, GFS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

Purchase Orders.

Shares shall be issued in accordance with the terms of the Prospectus after GFS or its agent receives either:

a.

an instruction directing investment in a Fund, a check (other than a third-party check) or a wire or other electronic payment in the amount designated in the instruction and in the case of an initial purchase, a completed account application; or

b.	the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

Distribution Eligibility.

Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the prospectus pursuant to which the Shares are offered.

Determination of Federal Funds.

Shareholder payments shall be considered “Federal Funds” no later than on the day indicated below unless other times are noted in the Prospectus:

a.	for a wire received, at the time of the receipt of the wire;
b.	for a check drawn on a member bank of the Federal Reserve System, on the second Fund Business Day following receipt of the check; and
c.	for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as GFS is credited with Federal Funds with respect to that check.

Lost Shareholders.

GFS shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 (the “Lost Shareholder Rules”) of the Securities Exchange Act of 1934, including, but not limited to, those set forth below. GFS may, in its sole discretion, use the services of a third party to perform some of or all such services.

a.	documentation of search policies and procedures;
b.	execution of required searches;
c.	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and
d.	preparation and submission of data required under the Lost Shareholder Rules.

Appendix III | Page 3

Anti-Money Laundering (“AML”) Delegation.

The Trust hereby delegates to GFS certain AML duties under this Agreement, as permitted by law and in accordance with the Trust’s Anti-Money Laundering Policies and Procedures as may be amended from time to time. Such duties delegated to GFS include procedures reasonably designed to prevent and detect money laundering activities and to ensure that each Fund can have a reasonable belief that it knows the identity of each person or entity opening an account with the Fund. GFS’s procedures will include, as appropriate, procedures to assist the Fund(s) to:

🌑	detect and report suspicious activities;

🌑	comply with “know your customer” requirements;

🌑	monitor high-risk accounts; and

🌑	maintain required records.

GFS shall provide for proper supervision and training of its personnel. With respect to assisting the Trust with its Customer Identification Program (“CIP”) designed to ensure the identity of any person opening a new account with a Fund (a “Customer”), GFS will assist the Fund(s) through the use of the following:

🌑

risk-based procedures to verify the identity of each Customer to the extent reasonable and practicable, such that the Fund may have a reasonable belief that it knows the true identity of each Customer;

🌑	before opening an account, obtain a Customer’s name, date of birth (for an individual), address, and identification number[1];

🌑	procedures to verify the identity of a Customer within a reasonable time after the account is opened;

🌑	procedures for maintenance of records relating to Customer identification and supporting the verification; and

🌑

procedures to determine whether the Customer’s name appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of the Treasury in consultation with the federal functional regulators, within a reasonable period of time after the account is opened.

For purposes of verifying the identity of a Customer, GFS may rely on documents, so long as, based on that information, GFS can form a reasonable belief that it knows the identity of the Customer, including:

🌑	an individual’s unexpired government-issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, (such as a driver’s license or passport); or

🌑	documents showing the existence of an entity, such as articles of incorporation, a government-issued business license, a partnership agreement, or trust instrument.

1 An identification number may be, a taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

Appendix III | Page 4

To the extent that the Customer’s identity cannot be verified by relying on documents, other methods may be used by GFS, including, (i) contacting a Customer; (ii) independently verifying the Customer’s identity through the comparison of information provided by the Customer with information obtained from a consumer reporting agency, public database, or other source; (iii) checking references with other financial institutions; and (iv) obtaining a financial statement.

In the event that GFS is not able to verify the identity of a Customer sufficiently that it can form a reasonable belief that it knows the true identity of a Customer, then GFS may, as appropriate:

🌑	not open an account for the Customer;

🌑	apply limited terms under which a Customer may use an account until the Customer’s identity is verified;

🌑	close an account, after attempts to verify a Customer’s identity have failed; or

🌑	assist the Fund in filing a Suspicious Activity Report in accordance with applicable law and regulation, regarding the Customer.

Each Fund represents and agrees that it will provide Customers with adequate notice that the Fund is requesting information to verify their identities. The notice will be included in the application or the prospectus, or a document accompanying the application or prospectus provided it is reasonably designed to ensure that the customer views or otherwise receives the notice before opening the account.

In consideration of the performance of the duties by GFS pursuant to this Section, the Trust agrees to pay GFS for the reasonable administrative expenses that may be associated with such additional duties.

Anti-Identity Theft Delegation.

To the extent that a Fund has covered accounts that allow redemption proceeds to go to third parties, GFS will assume Anti-Identity Theft monitoring duties for the Fund under this Agreement, pursuant to legal requirements. Any out-of-pocket expenses occurred in this regard are due and payable by the Fund.

Processing through the National Securities Clearing Corporation (the “NSCC”).

GFS will: (i) process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by GFS by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by GFS; (ii) issue instructions to each Fund’s Custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain shareholder accounts through Networking.

Appendix III | Page 5

Transfer Agency Records.

GFS shall maintain the following shareholder account information:

🌑	name, address and United States Tax Identification or Social Security number;
🌑	number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;
🌑	historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;
🌑	any stop or restraining order placed against a shareholder’s account;
🌑	any correspondence relating to the current maintenance of a shareholder’s account;
🌑	information with respect to withholdings; and
🌑	any information required in order for GFS to perform any calculations required by this Agreement.

All reasonable and documented out-of-pocket expenses will be billed as set forth on Appendix IV. GFS may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Transfer Agency Services. Any modification of the Transfer Agency Services provided by GFS as set forth in this Appendix III shall be upon the mutual agreement of the Trust and GFS.

Appendix III | Page 6

APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

This Appendix IV is part of the Fund Services Agreement (the “Agreement”), dated July 1, 2017, between Equinox Funds Trust (the “Trust”) and Gemini Fund Services, LLC (“GFS”). Set forth below are the Services elected by the Fund(s) identified on this Appendix IV along with the associated Fees. Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

COVERED FUNDS

The fund(s) (each a “Fund” and collectively, the “Funds”) to be covered under this Agreement include the Funds listed below as well as any other fund for which EIAM serves as investment adviser, or for which it advises a portfolio of managed futures programs or other alternative asset programs as a sub-adviser or as the adviser or index manager to a reference asset of an overlay or option strategy; provided that any fund eligible for inclusion under “covered funds” solely as a result of a conversion or other transfer of assets from a fund already being serviced by Gemini shall be excluded from the “covered funds”.

Fund(s)

Equinox Chesapeake Strategy Fund

Equinox Crabel Strategy Fund

Equinox Campbell Strategy Fund

Equinox EquityHedge U.S. Strategy Fund

Equinox BH-DG Strategy Fund

Equinox BlueCrest Systematic Macro Fund

Equinox Aspect Core Diversified Strategy Fund

Equinox IPM Systematic Macro Fund

Except as otherwise specifically provided herein, the Fund(s) listed above shall be referred to collectively, as a “Fund Family”.

Selected Services and Fees

Each Fund/Fund Family (as applicable) shall pay to GFS the following fees:

Fund Accounting, Fund Administration, and Transfer Agency Service Fees

1.        Base Fee. Each Fund shall pay a base annual fee (“Base Fee”) payable monthly at the rate of 1/12th per month. The amount of the Base Fee shall be dependent upon the Fund’s average net assets as follows:

🌑	Funds with average net assets of $50 million or less shall be assessed a Base Fee of $50,000.00.
🌑	Funds with average net assets of more than $50 million shall be assessed a Base Fee of $70,000.00.

For purposes of calculating the Base Fee in any given month, a Fund’s average net assets shall be that Fund’s average net assets for the immediately preceding month.

Appendix IV | Page 1

APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

Notwithstanding the foregoing, GFS agrees to waive the Base Fee applicable to any “New Fund” for the first six (6) months that GFS provides services to such “New Fund” under the terms of the Agreement. For purposes hereof, “New Fund” shall mean any Fund included in the list of “covered funds” above, as amended from time to time, the registration statement for which shall have become effective after July 1, 2017.

2.        Basis Point Fee. Each Fund Family shall pay an annual basis point fee (“Basis Point Fee”) payable monthly at the rate of 1/12th per month. The amount of the Basis Point Fee shall be dependent upon the Fund Family’s average net assets as follows:

2 basis points (0.02%) on the first $250 million of average net assets; plus

1.5 basis points (0.015%) on average net assets between $250 million and $1 billion; plus

1 basis point (0.01%) on average net assets greater than $1 billion.

For purposes of calculating the Basis Point Fee in any given month, a Fund Family’s average net assets shall be that Fund Family’s average net assets for the immediately preceding month.

Solely for purposes of determining a Fund Family’s average net assets for purposes of this Section 2 [Basis Point Fee], and notwithstanding anything herein to the contrary, “Fund Family” shall include any fund (whether included in the list of “covered funds” above or not) for which Equinox Institutional Asset Management, LP serves as investment adviser, or for which it advises a portfolio of managed futures programs or other alternative asset programs as a sub-adviser or as the adviser to a reference asset of an overlay or option strategy, but shall exclude any fund eligible for inclusion solely as a result of a conversion or other transfer of assets from a fund already being serviced by GFS.

3.        Per Account Fee. Each Fund shall pay a monthly per account fee (“Per Account Fee”) of $4.00 per open account. For purposes of calculating the Per Account Fee, the number of open accounts shall be determined as of the last day of the monthly billing cycle.

4.        Fund Specific Charges. Bond funds will be assessed an additional $6,000.00 annual fee. Fund Accounting Fees for global funds, defined as funds processing more than 25% in non-domestic assets, will be charged at 150% of otherwise applicable rates (Base Fee as well as Basis Point Fee).

5.        Price Quotes. Each Fund will be charged for the securities/commodity price quotes obtained and utilized by GFS to calculate the Fund’s daily net asset value. The charges for securities/commodity price quotes are determined by GFS’s cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

$ 0.10 Domestic and Canadian Equities, Mutual Funds, ADRs, ETFs

$ 0.40 Non-North American Equities

$ 0.55 Corporate/Govt/Agency Bonds, Money Markets, Mortgage Backed Securities

$ 0.60 Municipal Bonds

$ 0.75 High Yield Bonds

$ 1.00 Non-North American Bonds

$ 0.15 Options

$ 0.25 Futures

$ 0.75 Reverse Mortgage Backed Securities

Appendix IV | Page 2

APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

$ 1.00 Asset Backed & CMO Securities

$ 3.50 CLO

$ 3.50 CDO

$ 15.00 Leverage Loans/Bank Loans [monthly]

$ 62.50 CDX [monthly]

$ 62.50 CDS [monthly]

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$100 per month up to 10 manual inputs

6.         State Registration (Blue Sky) Fees. Each Fund shall pay its allocated federal and state regulatory filing fees. In addition, each Fund shall pay GFS the following fees per state registration:

Initial registration	$295.00
Registration renewal	$150.00
Sales reports (if required)	$25.00

7.         Additional Charges.

a.	Out-of-pocket expenses. The Fund(s) shall reimburse GFS for all reasonable out-of-pocket expenses incurred by GFS to provide the Services to the Fund(s).
b.	FIN 48 Compliance fee. Each Fund shall pay GFS $250.00 per calendar quarter for FIN 48 Compliance.
c.	Manual processing fee. The Fund(s) shall pay an additional charge of $500.00 per month for portfolios that transmit daily trades via facsimile as opposed to utilizing an electronic format.
d.	SSAE 16 expense. Each Fund shall pay its allocated portion of the GFS annual SSAE 16 review.
e.	Rule 22c-2 compliance support fee. The Fund(s) shall pay a $100.00 monthly administration fee for Rule 22c-2 compliance support per Fund Family, plus an additional monthly fee of $25.00 per Fund.
f.

De-Conversion/liquidation fee. Each Fund shall pay a de-conversion fee in the amount of $2,500 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund or material breach of the Agreement by GFS.

8.         General Activity Charges.

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APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

Customer Service Calls	$ 2.50 per call
Manual Transactions	$ 1.00 per transaction
New Account Opening (manual)	$ 2.50 per account
New Account Opening (electronic)	$ 0.40 per account
Incoming IRA Transfer from prior custodian	$25.00 per transfer
IRA Transfer to successor custodian	$25.00 per transfer

Check this box to elect 24-Hour Automated Voice Response

24-Hour Automated Voice Response Charges:
Initial set-up (one-time) charge	$1,500.00 per Fund Family
Monthly charge	$ 50.00 per Fund

9.        Web Package Fees. The initial installation charges for the web packages described below shall be reduced by 20% if two packages are selected or 30% if all three are selected.

Check this box for Shareholder Desktop Web Package (described below)

$4,000.00 initial installation charge

$2,000.00 annual maintenance (invoiced annually in advance)

Check this box for Shareholder Desktop Online New Accounts (described below)

$2,500.00 initial installation charge

$2.50 per new account fee

Check this box for Fund Data Web Package (described below)

$3,000.00 initial installation charge

$1,500.00 annual maintenance (invoiced annually in advance)

10.        Special Reports/Programming Fees. All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

GFS Senior & MIS Staff	$200.00 per hour
GFS Junior Staff	$100.00 per hour

Out-of-Pocket Expenses

The Trust shall reimburse GFS for all out-of-pocket expenses incurred by GFS when performing Services under this Agreement, including but not limited to the following:

¡ Anti-ID Theft Monitoring	¡ Pro rata portion of annual SSAE 16 review
¡ Bank Account and other Bank Fees	¡ Proxy Services
¡ Customer Identification/AML Program Costs	¡ Record Storage

Appendix IV | Page 4

APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

¡ Fund Stationery and Supplies	¡ Regulatory fees and assessments
¡ Locating Lost Shareholders/Escheatment Costs	¡ State and Federal filing fees and assessments
¡ NSCC Charges	¡ Tax Reporting
¡ Postage	¡ Telephone and Toll Free Lines
¡ Pre and Post Sale Fulfillment	¡ Travel Requested by the Trust
¡ Printing Fund Documents

Signature Page Follows

Appendix IV | Page 5

APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

IN WITNESS WHEREOF, the parties hereto have executed this Appendix IV to the Fund Services Agreement effective as of July 1, 2017.

EQUINOX FUNDS TRUST		GEMINI FUND SERVICES, LLC

By:	/s/ Robert J. Enck	By:	/s/ Kevin Hesselbirg
	Robert J. Enck		Kevin Hesselbirg
	President		Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) GFS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) GFS’s business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any GFS employees who are involved in the procurement of the Services under the Agreement then GFS may suffer lost sales and other opportunities and would incur substantial time and money in hiring and training replacement(s) for those employees. Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of GFS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties. In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to GFS in the amount of two times the current annual salary of such employee or former employee. For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Equinox Institutional Asset Management, LP

47 Hulfish Street, Suite 510

Princeton, NJ 08542

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President

Appendix IV | Page 6

APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

SHAREHOLDER DESKTOP WEB PACKAGE

Proprietary Secure Web-Based Direct Interface With Transfer Agent Data

Supports Five Levels of Access

Fund Administrator
Broker/Dealer
Broker/Dealer Branch
Registered Representative
Shareholder

Customizable Look And Feel (Logo And Color Scheme)

Account Inquiry

Portfolio Summary
Account Position
Transaction History
General Account Information

Online Transactions (Must have this reflected in the prospectus to offer this functionality)

Exchanges
Purchases
Redemptions
Prospectus and SAI Access

Account Maintenance

Change of Shareholder Information

¡	Address
¡	Phone Number
¡	Email Address

Online Statement Access

Quarterly Statements and Confirms
Electronic Delivery (Should have this reflected in the prospectus and application to offer this functionality)

¡	Statements
¡	Confirms
¡	Regulatory Mailings

SHAREHOLDER DESKTOP ONLINE NEW ACCOUNTS

Allows clients the ability to set up a new account online if they provide valid ACH information and agree to all disclaimers and agreements on site.
E-Signature capability

Appendix IV | Page 7

APPENDIX IV

LIST OF FUNDS

SERVICES & FEES

FUND DATA WEB PACKAGE

Performance Web Page

🌑	Comprehensive performance report hosted by GFS
¡	Fund performance updated nightly
¡	Up to 20 indexes available
¡	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel
¡	Growth of $10,000 graph available

Holdings web page

🌑	Fund holding updated periodically to meet fund disclosure rules hosted by GFS
¡	Fund holding updated periodically to meet fund disclosure rules
¡	Top ten report available
¡	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Historical NAV web page

🌑	Provides historical NAV information for a specified period of time and for a specified fund
¡	Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Fulfillment web page

🌑	Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them
¡	Request is automatically routed online to the Shareholder Services Team at GFS for processing
¡	Reporting of Fulfillment requests made online or via phone available via GFS Reporting Services Tool.

GFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)

Appendix IV | Page 8